EXHIBIT 99.2

DIRECTORS OF HSBC

The name and citizenship of each director of HSBC are set forth below. The business address of each person listed below is 1 Queen’s Road Central, Hong Kong SAR, China. The present principal occupation or employment of each of the listed persons is set forth below.

Name	Present Principal Occupation	Citizenship
Membership of the Board of Directors
Stuart T. Gulliver	Executive Director and Group Chief Executive, HSBC Holdings plc	Chinese
Dr. William Fung Kwok Lun	Deputy Chairman, HSBC and Executive Deputy Chairman of Li & Fung Limited	Chinese
Laura Cha May Lung	Deputy Chairman, HSBC	Chinese
Peter Wong Tung Shun	Chief Executive, HSBC	Chinese
Graham John Bradley	Member of the Board of Directors, HSBC	Australian
Dr. Raymond Ch’ien Kuo Fung	Non-executive Chairman of MTR Corporation Limited and Independent Non-executive Chairman of Hang Seng Bank Limited	Chinese
Naina L. Kidwai	Group General Manager and Country Head, HSBC India	Indian
Rose Lee Wai Mun	Vice-Chairman and Chief Executive of Hang Seng Bank Limited	Chinese
Victor Li Tzar Kuoi	Managing Director and Deputy Chairman of Cheung Kong (Holdings) Limited	Chinese
Zia Mody	Partner, AZB & Partners	Indian
Christopher D. Pratt	Chairman of John Swire & Sons (H.K.) Limited	Chinese
P. James H. Riley	Group Finance Director of Jardine Matheson Holdings Limited	Chinese
Andreas Sohmen-Pao	Chief Executive Officer of BW Maritime Pte Ltd	Chinese
T. Brian Stevenson	Chartered Accountant	Chinese
Dr. Rosanna Wong Yick-Ming	Executive Director of The Hong Kong Federation of Youth Groups	Chinese
Marjorie Yang Mun Tak	Chairman of Esquel Holdings Inc.	Chinese
Francis Yeoh Sock Ping	Managing Director of YTL Corporation Berhad	Malaysian

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DIRECTORS OF HSBC Holdings

The name and citizenship of each director of HSBC Holdings are set forth below. The business address of each person listed below is 8 Canada Square, London E14 5HQ, United Kingdom. The present principal occupation or employment of each of the listed persons is set forth below.

Name	Present Principal Occupation	Citizenship
Membership of the Board of Directors
Douglas Jardine Flint	Group Chairman, HSBC Holdings plc	British
Stuart T. Gulliver	Executive Director and Group Chief Executive, HSBC Holdings plc	Chinese
Iain James Mackay	Group Finance Director, HSBC Holdings plc	British
Safra Ada Catz	President and Chief Financial Officer, Oracle Corporation	U.S.
Laura May Lung Cha	Director of various companies	Chinese
Marvin Kin Tung Cheung	Retired	Chinese
John David Coombe	Director of various companies	British
Joachim Faber	Director of various companies	Germany
Rona Alison Fairhead	Chief Executive, Financial Times Group Limited	British
Renato Fassbind	Vice Chairman, Swiss Re Ltd.	Swiss
James Wyndham John Hughes-Hallett	Director of various companies	Chinese
William Samuel Hugh Laidlaw	Chief Executive Officer of Centrica plc	British
John Phillip Lipsky	Economist	U.S.
Janis Rachel Lomax	Economist	British
Simon Manwaring Robertson	Chairman, Rolls-Royce Holdings plc	British
John Lawson Thornton	Director of various companies; Professor	U.S.

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